INDEX
NAME	                     PAGE


Anthony Caldro...............> 1
Sadie Kroeck.................> 2
William E. McKeown...........> 3
Colleen Moore................> 4
Margaret Moore...............> 5
Christina Stewart-York.......> 6



Page 1 of 6
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2002

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Anthony Caldro
   625 Liberty Avenue, Pittsburgh, PA  15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Pricing Consultant

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Anthony Caldro            The Peoples Natural Gas Company

          Salary or other compensations
received                           to be received
  (a)                                    (b)
(Filed under confidential treatment pursuant to Rule 104(b))
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        None

   (b)  Itemized list of all other expenses:
        None

Date:  January 31, 2000       (Signed) /s/ Anthony Caldro

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 2 of 6
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2002

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Sadie J. Kroeck
   625 Liberty Avenue, Pittsburgh, PA  15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Customer Relations

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Sadie J. Kroeck                 The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
(Filed under confidential treatment pursuant to Rule 104(b))
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        None

   (b)  Itemized list of all other expenses:
        None

Date:  January 31, 2000       (Signed) /s/ Sadie J. Kroeck

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 3  of 6
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2002

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   William E. McKeown
   625 Liberty Avenue, Pittsburgh, PA  15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director of PA/WV Pricing and Requirements

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
William E. McKeown                 The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
(Filed under confidential treatment pursuant to Rule 104(b))
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        None

   (b)  Itemized list of all other expenses:
        None

Date:  January 31, 2000       (Signed) /s/ William E. McKeown

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 4 of 6
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2002

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Colleen M. Moore
   1200 18th Street, N.W., Suite 350, Washington, DC  22036

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Lobbyist

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Colleen M. Moore                 Consolidated Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
(Filed under confidential treatment pursuant to Rule 104(b))
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        None

   (b)  Itemized list of all other expenses:
        None

Date:  January 31, 2000       (Signed) /s/ Colleen Moore

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 5 of 6
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2002

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Margaret E. Moore
   445 West Main Street, Clarksburg, WV 26301

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corporation; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Pricing Analyst I

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Margaret E. Moore                 CNG Transmission Corporation


          Salary or other compensations
received                           to be received
  (a)                                    (b)
(Filed under confidential treatment pursuant to Rule 104(b))
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        None

   (b)  Itemized list of all other expenses:
        None

Date:  January 31, 2000       (Signed) /s/ Margaret E. Moore

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 6 of 6
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2002

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Christina Stewart-York
   445 West Main Street, Clarksburg, WV 26301

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corporation; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Pricing Analyst I

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Christina Stewart-York                CNG Transmission Corporation


          Salary or other compensations
received                           to be received
  (a)                                    (b)
(Filed under confidential treatment pursuant to Rule 104(b))
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        None

   (b)  Itemized list of all other expenses:
        None

Date:  January 31, 2000       (Signed) /s/ Christina Stewart-York

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.